UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 24, 2007

Date of Report (Date of earliest event reported)

BIOLASE TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-19627	87-0442441
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

4 Cromwell

Irvine, California 92618

(Address of principal executive offices) (Zip Code)

(949) 361-1200

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On January 24, 2007, Biolase Technology Inc. (“Biolase” or the “Company”) entered into a License Agreement (the “Agreement”) with The Procter & Gamble Company (“P&G”). The Agreement formalizes the relationship between the parties that was formed pursuant to a binding letter of intent entered into in June 2006. Pursuant to the Agreement, Biolase granted P&G an exclusive, worldwide right and license to all Biolase intellectual property (the “Licensed IP”) and technology related to, and for use in, the development of consumer products (“Products”) in a number of different areas, some of which areas are conditioned upon P&G’s timely initiation of product development. The Agreement also grants to P&G the right to negotiate with Biolase in the event Biolase wishes to sell certain patents licensed under the Agreement.

Pursuant to the Agreement, P&G will make quarterly payments to Biolase in the amount of $250,000, beginning with a payment for the third quarter of 2006 and continuing until the first Product is shipped by P&G for large-scale commercial distribution in the United States. Seventy-five percent of each $250,000 payment will be treated as prepaid royalties and will be credited against royalty payments owed by P&G to Biolase. Twenty-five percent of each quarterly payment is considered payment for services provided by Biolase to P&G. The Agreement also provides for certain product launch milestone payments, a portion of which will be treated as prepaid royalties, and provides for potential payments associated with the exercise by P&G of an option to add a specific field of use to the Licensed IP. Following Product launches, P&G will be obligated to make royalty payments to the Company. The royalty rate, which will be expressed as a percentage of net Product sales, will depend in part upon the product category to which each Product belongs.

The Agreement will terminate on the date the last Biolase patent licensed to P&G expires. Additionally, either party may terminate the Agreement if there is an uncured material breach of any provision of the Agreement by the other party. Upon any termination for an uncured material breach, P&G may require Biolase to refund certain payments made to Biolase under the Agreement. Alternatively, following an uncured material breach, P&G may elect not to terminate the Agreement and instead to retain its exclusive license without any further payment obligations to Biolase. In that circumstance, P&G will not be entitled to receive reimbursement of any previous payments. The Agreement may also be terminated by mutual consent or by P&G upon a change in control of Biolase.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOLASE TECHNOLOGY, INC.

Date: January 30, 2007	By:	/s/ Richard L. Harrison
Richard L. Harrison Executive Vice President, Chief Financial Officer & Secretary